UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2018

The Parking REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-205893	47-3945882
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2965 S. Jones Blvd. # C1-100 Las Vegas, Nevada		89146
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 14, 2018, the Board of Directors (the "Board of Directors") of The Parking REIT, Inc. (the "Company") received a letter from Erik Hart pursuant to which he resigned as an independent director from the Board of Directors, effective immediately.  Prior to his resignation, Mr. Hart was a member of the Audit Committee of the Board of Directors.
In connection with his resignation, Mr. Hart indicated he has disagreements with the decision not to re-nominate him for re-election to the Board of Directors, the manner in which he alleges he has been treated since such decision was made and a proposed amendment to the Advisory Agreement between the Company and MVP Realty Advisors, LLC.  For further information on Mr. Hart's position, please see his resignation letter, a copy of which is attached as Exhibit 17.1 to this current report on Form 8-K.
In connection with Mr. Hart's resignation, the Company notes the following facts:
During the Spring of 2018, the Board of Directors appointed a committee (the "Committee") to negotiate a proposed amendment to the advisory agreement (the "Agreement") between the Company and MVP Realty Advisors, LLC (the "Advisor"). The purpose of the proposed amendment is to address a variety of issues, including establishing a path for future internalization of the Company's management whereby the Company might acquire the Advisor's equipment, software, information and other assets (or all outstanding equity interests in the Advisor) and might hire some or all of the Advisor's employees. Mr. Hart voted in favor of the appointment of the Committee and did not object to any of the persons named to serve on the Committee.
At a meeting held on August 6, 2018, the Board of Directors considered an 8-page term sheet reflecting the proposed terms of an amendment to the Agreement as negotiated between the Committee and the Advisor (the "Term Sheet").  The process by which the Term Sheet had been negotiated was discussed at the August 6 meeting.  Mr. Hart seconded a motion to approve the Term Sheet.  The Board of Directors unanimously approved the Term Sheet and authorized proceeding with the proposed amendment to the Agreement on the terms set forth in the Term Sheet.  On the night of August 6, Mr. Hart advised the Company that he approved of the minutes of the August 6 meeting, which had been circulated earlier in the day and which reflected the facts set forth above.
On August 9, 2018, Mr. Hart was informed that the Nominating Committee of the Board of Directors, consisting entirely of independent directors, had decided not to nominate him for re-election to the Board.
On September 12, 2018, the Board of Directors approved the proposed amendment to the Agreement, subject to confirmation of certain information from the financial advisor engaged by the Committee.  The terms of the proposed amendment as approved at the September 12 meeting are more favorable to the Company than the terms set forth in the Term Sheet approved by Mr. Hart on August 6, 2018, in that the amount of the fee payable upon termination without cause was potentially reduced, the Company was given the option to pay the termination fee in assets rather than cash and the grounds for termination with cause were expanded.  Mr. Hart voted against the proposed amendment.
Robert Aalberts, the Chairman of the Nominating Committee, has advised the Company that Mr. Hart was not re-nominated because the Nominating Committee had decided to reduce the size of the Board of Directors in order to cut costs and to make the Board more efficient.  Mr. Aalberts advised that Mr. Hart's experience as an entertainment lawyer was deemed less relevant to the Board's requirements as compared with the experience of other members of the Board.  In this regard, Mr. Aalberts noted that, of the six independent directors nominated for re-election to the Board at the annual meeting scheduled for October 2018, three are lawyers, two are accountants and one is a banker and financial analyst.  Mr. Aalberts also advised the Company that the decision not to re-nominate Mr. Hart had nothing to do with any issues between Mr. Hart and the Company's Chief Executive Officer.
Mr. Hart has not been excluded from any Board meetings.  He has been sent notice of all Board meetings.  John Dawson, the Chairman of the Board, has advised the Company that he did not ask Mr. Hart not to attend or participate in the Board meeting held on September 14, 2018; but that he did suggest Mr. Hart's attendance at the meeting to be held in Las Vegas was not required as no matters would be voted on at the meeting.  Mr. Hart told Mr. Dawson that he would get back to Mr. Dawson about whether he would be attending or not.  In fact, no matters were proposed or voted on at the September 14 meeting.

The Company has provided Mr. Hart with a copy of the disclosures in this Form 8-K and the opportunity to furnish the Company with a letter addressed to the Company stating whether he agrees with the statements made by the Company in response to this Item 5.02 and if not, stating the respects in which he does not agree. Upon the receipt of any such letter from Mr. Hart, the Company will file any such letter as an exhibit to an amendment to this Form 8-K, no later than two business days after it is received.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description
17.1	Director resignation letter, effective September 14, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Dated:  September 20, 2018

THE PARKING REIT, INC.

By:/s/ Michael V. Shustek
      Name: Michael V. Shustek
     Title: Chief Executive Officer